CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form 1-A of our report dated September 24, 2019 with respect to the audited balance sheet of Acqusalut, Inc. (the Company) as of August 31, 2019 and the related statements of operations, changes in stockholders’ equity and cash flow for the period from April 2, 2019 (Inception) through August 31, 2019. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

September 24, 2019